Exhibit 99.1

1025 Eldorado Boulevard Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2502

	Chris Hardman		Valerie Finberg
	720-888-2292		720-888-2501

Level 3 Completes Offering of $650 Million

of 9.25% Senior Notes

BROOMFIELD, Colo., December 28, 2006 — Level 3 Communications, Inc. (NASDAQ: LVLT) announced today that it has completed its previously announced offering of $650 million aggregate principal amount of 9.25% Senior Notes due 2014 (the “9.25% Notes”). The offering represents an additional offering of 9.25% Notes that were issued on October 30, 2006. The 9.25% Notes were issued as additional debt securities under the same indenture as the 9.25% Notes issued on October 30, 2006, and will be treated under that indenture as a single series of notes with the outstanding 9.25% Notes.

The 9.25% Notes will mature in 2014 and pay 9.25 percent annual cash interest. The 9.25% Notes were priced at 101.75% of the principal amount plus accrued interest from October 30, 2006.

Level 3 intends to use the net proceeds from the offering (i) to purchase Level 3 Financing, Inc.’s 10.75% Senior Notes due 2011 (the “10.75% Notes”) pursuant to the previously announced tender offer and consent solicitation, (ii) to the extent that less than all of the 10.75% Notes are purchased in the tender offer, to effect a satisfaction and discharge under the indenture governing the 10.75% Notes or otherwise repurchase the 10.75% Notes that remain outstanding after the tender offer (if any), and (iii) to pay fees and expenses incurred in connection with the foregoing. Gross proceeds from the offering of the 9.25% Notes that exceed the amount necessary to repurchase or refinance the 10.75% Notes will constitute purchase money indebtedness under the existing indentures of Level 3 and will be used solely to fund the cost of construction, installation, acquisition, lease, development or improvement of any Telecommunications/IS Assets (as defined in the existing indentures of Level 3), including the cash purchase price of any past, pending or future acquisitions.

The 9.25% Notes are unsecured, unsubordinated obligations of Level 3 Financing, Inc. and rank equally with all of Level 3 Financing, Inc.’s other existing and future indebtedness that is not expressly subordinated in right of payment to the 9.25% Notes.

Level 3, Level 3 Financing, Inc. and the initial purchasers of the 9.25% Notes entered into a registration rights agreement regarding the 9.25% Notes pursuant to which Level 3 and Level 3 Financing, Inc. agreed to file an exchange offer registration statement with the Securities and Exchange Commission with respect to the 9.25% Notes.

The 9.25% Notes are not registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Level 3 Communications

Level 3 Communications, Inc. (Nasdaq: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

“Level 3 Communications,” “Level 3” and the Level 3 Communications logo are registered service marks of Level 3 Communications, Inc. in the United States and/or other countries. Any other product and company names herein may be trademarks of their respective owners. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3’s network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; and the ability to meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.